EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Oilsand Quest Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (nos. 333-139464, 333-142642, 333-146216 and 333-147200) and on Form S-8 (nos. 333-145079 and 333-135366) of Oilsands Quest Inc. of our reports dated July 29, 2009, with respect to the consolidated balance sheets of the Company as of April 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for each of the years in the two-year period ended April 30, 2009 and for the period from inception on April 3, 1998 to April 30, 2009 and with respect to the effectiveness of internal control over financial reporting as of April 30, 2009, which reports appear in the April 30, 2009 annual report on Form 10-K of the Company.

Our report dated July 29, 2009, on the effectiveness of internal control over financial reporting as of April 30, 2009, expresses our opinion that Oilsands Quest Inc. did not maintain effective internal control over financial reporting as of April 30, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the Company not maintaining effective processes and controls over the accounting for and reporting of complex and non-routine transactions has been identified and included in management’s assessment.

(Signed) KPMG LLP

Calgary, Canada
July 29, 2009